Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

September 28, 2011

KEMPER CORPORATION ANNOUNCES HURRICANE IRENE LOSS ESTIMATE

CHICAGO--(BUSINESS WIRE)-Kemper Corporation (NYSE: KMPR) today announced its preliminary estimate of catastrophe losses from Hurricane Irene that occurred in August 2011. The company expects third quarter 2011 earnings will include approximately $22 million to $27 million in pre-tax catastrophe losses related to the hurricane.

On an after tax basis, these losses represent less than 2 percent of total capital and surplus for the property and casualty businesses as of June 30, 2011.

Kemper is a diversified holding company with subsidiaries that principally provide life, auto, homeowners and other insurance products for individuals.

Kemper's principal businesses:

Kemper Preferred provides auto, homeowners and other insurance products to individuals through a network of independent agents.

Unitrin Specialty provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records, claim or credit histories.

Unitrin Direct markets auto and homeowners insurance to consumers via direct mail, the internet, employer-sponsored employee benefit programs and other affinity relationships.

Life and Health Insurance specializes in the sale of life and health insurance products to individuals through networks of employee agents and exclusive, independent agents.

Additional information about Kemper is available by visiting kemper.com.

Caution Regarding Forward-Looking Statements

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in periodic reports filed by Kemper with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Source: Kemper Corporation

Contact:
Investors: Diana Hickert-Hill	312.661.4930 or investor.relations@kemper.com